June 28, 2023

Carl Nesbitt
XXXXXXXX
XXXXXXXX

Re:    Offer of Employment

Dear Carl:
1.Offer and Position
We are very pleased to extend an offer of employment to you for the position of Chief Financial Officer (“CFO”) of Acreage Holdings, Inc. (the “Company”). This offer is subject to the terms and conditions set forth in this letter (the “Offer Letter”). This Offer Letter will be binding upon execution (the “Execution Date”). The Board will take all such actions required for you to be appointed as CFO as of the Start Date (as defined below).
2.Duties, Authority and Responsibilities
In your capacity as CFO, you will have such duties, authorities and responsibilities as are (a) commensurate with such title (including managing the day-to-day business activities of the Company and its subsidiaries subject to oversight by the Chief Executive Officer (“CEO”) of the Company), (b) required of such position, and (c) assigned to you from time to time by the CEO that are reasonably consistent with your position. You will report directly to CEO and will be subject to and comply with the Company’s written policies during your employment with the Company (including but not limited to policies related to prohibited harassment, discrimination, and retaliation, and prohibited insider trading). You agree to devote substantially all of your business time and attention to the performance of your duties; provided that (x) you shall not be precluded from engaging in civic, charitable or religious activities, (y) you shall not be precluded from serving on the board of directors of a corporation or similar governing body of another company that is not a competitor to the Company or its subsidiaries and that is approved in advance by the Board, provided however, that while you are CFO you will not serve on more than two other boards of directors for any other for-profit business and may be required to resign from these boards in the event that such service interferes with your ability to perform the duties of CFO for the Company, and (z) you shall not be precluded from managing your passive investments. Notwithstanding the foregoing, any outside activities must be in compliance with the Company’s policies, including its Code of Ethics, including approval procedures, and must not materially interfere with your duties as CFO.
3.Start Date
Your start date as CFO will be July 3, 2023 (the “Start Date”).

4.Base Salary
In consideration of your services, you will be paid an initial base salary of $315,000, subject to periodic reviews by the Compensation and Corporate Governance Committee of the Board (the “Committee”), as determined in its sole and absolute discretion, payable in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law. This is a full-time, exempt position meaning you are not eligible for overtime pay should you work more than forty hours in a work week. Your initial base salary and any such adjustment in initial base salary shall constitute “Base Salary” for the purposes of this Offer Letter.
5.Annual Bonus Award
In addition to your Base Salary, you are eligible for a short-term annual incentive bonus of 75% of your Base Salary (the “Annual Bonus Award”), with a payout range of zero to two times your base salary contingent upon your achievement of certain performance criteria set by the Compensation and Corporate Governance Committee (“Committee”) and the Board. Your Annual Bonus Award is based on eligible Base Salary earnings during the year inclusive of Paid Time Off (PTO).
The decision to provide any Annual Bonus Award and the amount and terms of any Annual Bonus Award shall be in the sole and absolute discretion of the Committee and the Board. The Committee shall determine achievement of all of the financial performance targets for the Annual Bonus Award.
6.Long-Term Equity Award
During your employment with the Company, you will be eligible to participate in the Company’s Omnibus Equity Incentive Plan, as amended from time to time (the “Omnibus Plan”), and receive equity awards thereunder in the form and at the time(s) as may be determined by the Committee and the Board, and subject to vesting and other conditions as set forth in the Omnibus Plan and the applicable award agreements. Your long-term equity award will be calculated at 300% of base salary beginning in 2024.
7.One-Time Equity Grant
Subject to approval of the Board the Company will also grant you an equity award under the Omnibus Plan (the “Initial Award”) on your start date. The initial award shall consist of an amount equal to your Base Salary. The Fixed Options and Floating Options included in the Initial Award shall have the lowest possible exercise price determined on the date that the Initial Award is granted, for purposes of the policies of the CSE, based on the date the Board approves the grant. In no circumstance, however, will the exercise price be less than the “market price” as determined on the date that the Initial Award is granted for purposes of the policies of the CSE.
The Initial Award will be granted under and subject to the terms of the Stock Plan and evidenced in writing by, and subject to the terms of the RSU award agreement.

8.Minimization of Tax Consequences
The Company agrees to use commercially reasonable efforts in cooperation with you to minimize any tax consequences that you may have as a result of any compensation earned under this Offer Letter, including but not limited to the structure, transfer or payment of stock options or restricted stock units that you have earned or may earn in the future, provided however, that the Company shall not be required to take any actions that would result in an adverse tax, business, financial or other negative impact on the Company or an increase in cost for the Company, and further provided that the Company shall comply with all applicable laws, statutes, and regulations.
9.Other Benefits and Perquisites
Beginning on the first month following your date of hire, you will be continue to be eligible to participate in the employee benefit plans and programs generally available to the Company’s employees and consistent with such plans and programs of the Company as in effect as of the date hereof, including but not limited to medical, life and disability insurance, retirement, vacation/paid time off, fringe benefit, perquisite, business expense reimbursement and travel plans or programs, in accordance with and subject to eligibility and other terms and conditions of such plans and programs, as in effect from time to time. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason except as set forth in this Offer Letter.
10.Withholding
All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.
11.Termination Without Cause
If the Company terminates your employment without Cause (as defined below in this Section 11), then upon execution of a reasonable and customary separation agreement and general release of claims satisfactory to the Company (which shall be governed by New York law, and referred to as the “Release”), the Company shall provide you with the following severance benefits (the “Severance Benefits”):

(a)Severance Benefits. Commencing on the first payroll date following the effective date of the Release, the Company will pay Severance Benefits equal to your Base Salary for a period of six months, payable in instalments on the Company’s regular payroll dates, subject to required and authorized normal withholdings and deductions. Notwithstanding the foregoing, in the event that the period during which you can consider, adopt, and/or revoke the Release shall cross calendar years, all payments made during such period shall accumulate and be made in the succeeding calendar year.
(b)Medical Benefits. If you timely elect continuation of medical coverage under the Consolidated Omnibus Budget and Reconciliation Act of 1985, as amended, or, if applicable, state insurances laws (collectively, “COBRA”), then, as part of your Severance Benefits, the Company will pay the employer portion of the premiums necessary to continue your medical coverage (including coverage for eligible dependents, if applicable) through the period starting on the termination date and ending on the earliest to occur of: (i) the six-month anniversary of your termination date, (ii) the date you and your eligible dependents, if applicable, become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. If you become eligible for coverage under another employer’s group health plan, you must notify the Company of such event.
(c)Breach of Severance Obligations. If at any time while you are receiving Severance Benefits from the Company, you materially breach any contractual or other obligation to the Company (to be determined at the discretion of the Board), the Severance Benefits as described above shall immediately cease. Following termination of your employment, any benefits to which you may be entitled pursuant to the Company’s employee benefit plans and policies shall be determined and paid in accordance with the terms of such plans and policies, and you shall have no further right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination.
(d)Cause. For purposes of this Section 11, “Cause” means any of the following: (i) you have engaged in material acts of dishonesty, or acts of fraud against or at the expense of the Company; (ii) you have been convicted of, or pleaded nolo contendere, to any felony or crime of moral turpitude; (iii) your gross negligence or willful misconduct in the performance of your duties to the Company that remains uncured (to the extent such misconduct is subject to cure) for a period of 30 days after written notice; (iv) you have engaged in any conduct which materially and adversely affects the business affairs of the Company, or materially violates the policies of the Company; (v) you have refused to substantially perform your duties and responsibilities, or persistently neglect your duties, or experience chronic unapproved absenteeism, in each case which continues uncured after you receive 30 days’ written notice thereof from the Company; (vi) your unauthorized disclosure of trade secrets or other confidential information (as defined in writing by the Company) of the Company; or (vii) you materially breach any fiduciary duty owed to the Company. The determination of whether “Cause” exists shall be made by the Board, and its determination shall be final, conclusive and binding, subject to challenge by process of law.
12.At-will Employment
Your employment with the Company will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Board may terminate your employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Nothing in this Offer Letter shall be construed to alter the at-will nature of your employment with the Company. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed on behalf of the Company by an authorized officer of the Company. Upon the termination of your employment with the Company for any reason, you will immediately and without the need for any additional action be deemed to have resigned from all officer positions with the Company, as a member of the governing boards of the Company, and a member of the Board if you are ever appointed to the Board. This offer of employment is contingent upon your provision of proof of authorization to work in the United States, acceptable references, and background verifications. You will also be asked to read and acknowledge receipt of the Employee Handbook and to sign and comply with the Non-Disclosure Agreement (the “NDA”), which prohibits, among other things, the unauthorized use or disclosure of the Company’s confidential and proprietary information.
13.Governing Law; Entire Agreement
This Offer Letter shall be governed by the laws of the State of New York, without regard to conflict of law principles. Unless specifically provided herein, this Offer Letter and its Exhibits contain all of the understandings and representations between you and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter between you and the Company. However, for the avoidance of doubt, this Offer Letter shall not supersede or terminate any agreements award agreements between you and the Company for awards issued under the Company’s incentive plan.
14.Indemnification
The Company shall defend, indemnify and hold you harmless to the maximum extent permitted by applicable law, against all claims, liabilities, costs, charges and expenses incurred or sustained by you in connection with any action, lawsuit, arbitration, mediation or other proceeding to which you may be made a party or may be required to respond to a lawful subpoena by reason of being an Officer, Director or employee of the Company, to the extent based on actions taken in the course and scope of your employment with the Company. This provision shall survive termination of your employment with the Company.
15.Mandatory Arbitration
Any dispute, controversy or claim arising out of or related to this Offer Letter or any breach of this Offer Letter, or arising out of or related to your employment with the Company, shall be submitted to and decided by mandatory binding arbitration administered under New York law and venued in New York City. You and the Company agree that each is giving up the right to a jury trial or to file a lawsuit in court against the other, as well as the right to bring a class or collective action against the other in court or in arbitration. The parties agree to jointly select a retired Judge as the single arbitrator, who shall have the power and authority, with the parties’ input, to set a schedule and process for pre-hearing and hearing matters. The parties shall share equally the cost of arbitration, although any party may make application for cost-shifting to the Arbitrator, who shall have the power and authority to apportion any and all costs in his or her discretion. If the parties are unable to agree on an arbitrator, then the arbitration shall be administered by the American Arbitration Association and shall be conducted consistent with the rules, regulations, and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the parties.

16.Representations
You represent that you are not party to any agreement that would limit your ability to accept this Offer Letter and to discharge your duties to the Company. By accepting employment with us, you acknowledge that you have no continuing non-competition obligations to any previous employer(s). Additionally, you agree that during your employment you will not engage in any conduct that would violate any continuing obligations you may have to any previous employer(s) with respect to solicitations or confidentiality.
17.Section 409A
The intent of the parties is that the payments and benefits under this Offer Letter comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations and Internal Revenue Service notices thereunder, and accordingly, to the maximum extent permitted, this Offer Letter shall be interpreted to be in compliance therewith.
If any payment, compensation or other benefit provided to you under this Offer Letter in connection with your “separation from service” (within the meaning of Section 409A) is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are a specified employee as defined in Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six months plus one day after the date of termination or, if earlier, 10 business days following your death (the “New Payment Date”).  The aggregate of any payments and benefits that otherwise would have been paid and/or provided to you during the period between the date of termination and the New Payment Date shall be paid to you in a lump sum on such New Payment Date.  Thereafter, any payments and/or benefits that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Offer Letter.  Notwithstanding anything to the contrary herein, to the extent that the foregoing delay applies to the provision of any ongoing welfare benefits, you shall pay the full cost of premiums for such welfare benefits due and payable prior to the New Payment Date and the Company will pay you an amount equal to the amount of such premiums which otherwise would have been paid by the Company during such period within five (5) business days following its conclusion.
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Offer Letter providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Offer Letter, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.
All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which you incurred the expenses.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.
For purposes of Section 409A, your right to receive any instalment payments pursuant to this Offer Letter shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Offer Letter specifies a payment period with reference to a number of days (e.g., payment shall be made within 30 days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of the Company.
If you wish to accept this position, please sign below and return this Offer Letter to me within eight days. This offer is open for you to accept until July 6, 2023, at which time it will be deemed to be withdrawn.
Sincerely,
Acreage Holdings, Inc.

By: /s/ Peter Caldini
Name:    Peter Caldini
Title:    Chief Executive Officer

Acceptance of Offer
I have read, understood and accept all the terms of this Offer Letter. I have not relied on any agreements or representations, express or implied, with respect to such employment which are not set forth expressly in this Offer Letter or in the documents referred herein, and this Offer Letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to my employment by the Company.

/s/ Carl Nesbitt
Carl Nesbitt

June 28, 2023
Date